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                                    OMI CORP.

                              AMENDED AND RESTATED
                  ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN
                  --------------------------------------------

PURPOSE
-------

     To  improve  OMI  Corp.'s  financial   results  by  creating   compensation
incentives based on the performance of its executive personnel.

ELIGIBILITY
-----------

     Prior to the beginning of each calendar year (a "Performance Year"), the Chief Executive Officer will recommend to the Compensation Committee of the Board those positions eligible to participate in the plan for that year (the "Participants"). Participation in the plan is restricted to positions that perform managerial or other functions that have significant influence on corporate performance.

PLAN FEATURES
-------------

     Unit Determination - Each Participant shall have allocated a proposed number of units for each Performance Year in which he or she is a Participant. The person to whom the Participant reports shall evaluate the Participant's performance prior to the end of the Performance Year and recommend to the President or Senior Vice President to whom the Participant's department reports the percentage of the allocated units to which the Participant shall be entitled, which percentage shall range from 0 to 125% with the norm expected to be 75 to 100% and the President or Senior Vice President shall determine the appropriate percentage. The Chief Executive Officer shall evaluate the performance of those reporting directly to him, making a similar recommendation to the Compensation Committee, which shall (1) evaluate the performance of the

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Chairman  and (2)  determine  the  appropriate  percentages  for  the  Chairman,
President and Senior Vice Presidents (such determination for each Participant multiplied by the appropriate target incentive award units being the "Multiplier Units" for the Participant for the Performance Year).

     COMPANY PERFORMANCE MEASURES - The performance measures selected may be different in a given year and may vary from one year to another, at the discretion of the Compensation Committee. The chosen measures will reflect important strategic and/or tactical objectives crucial to the Company's success.

     The Compensation Committee of the Board has selected the following goals for 1995 and until otherwise determined:

     (a) Stock price: The stock price will be targeted at $7.50 for 1995, $8.50 for 1996, $9.50 for 1997 and $10.50 in 1998. The measurement price shall be the average of the twenty highest closing prices during the calendar year. The differential between the applicable targeted stock price and the average weighted closing price during the measurement period shall be calculated (the "Price Differential").

     (b) Free cash flow: Cash flow after debt service which is Net Income Before Taxes + Depreciation - Scheduled Principal Amortization + Drydock Accrual. (The drydock accrual shall be computed as accrued drydock expense - actual cash expense.) Free cash flow shall be determined based on the Company's audited financial statements and shall be divided by the number of common stock shares of the Company outstanding on December 31 of the Performance Year (the "Cash Flow per share").

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     Calculation - The award (the "Incentive  Bonus") for a Participant shall be the Participant's Multiplier Units times the sum of (a) the Price Differential and (b) Cash flow per share.

PAYMENT AWARDS
--------------

     The Incentive Bonus shall be paid in full as soon as possible after the end of the Performance Year, usually on or before March 1.

SPECIAL CONSIDERATIONS
----------------------

     If a Participant's employment is terminated due to death, long-term disability, or retirement prior to the end of the Performance Year, the Participant or the Participant's beneficiary shall be entitled to receive a PRO RATA portion of the award that would have been received had the Participant been active for the full year.

     If a Participant's employment is terminated for reasons other than those described above, including resignation or discharge, prior to the end of the Performance Year any rights to an award will normally be forfeited, except that the Chief Executive Officer may recommend an award amount for approval by the Compensation Committee, subject to ratification by the Board.

     Individuals who become Participants during a performance year receive incentive award opportunities prorated accordingly. Participants who are promoted to a position at a higher level of proposed units are eligible for prorated award for the amount of time spent in each position and based upon the performance level achieved in each position.

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LIMITATIONS
-----------

     Participation in the Plan neither implies nor guarantees continuance of employment. No part of the Plan shall be construed as a compensation contract.

CHANGE OF CONTROL
-----------------

     In the event that a Change in Control as defined in Section 3 of the OMI Corp. Separation Allowance Program shall occur, the Participants shall be entitled to receive bonuses annually, using the same criteria as hereinabove set forth except:

     (1) neither the Compensation committee nor any other person nor persons shall have the right to terminate nor the discretion to change the Plan without the written consent of each Participant affected.

     (2) The multiplier Units for each Participant shall be 100% of the Participant's target incentive award units

     (3) The Price Differential shall be the difference between (a) the higher of (i) stock price at the time of the calculation of the bonus most recently paid and (ii) the fair market value of shares of OMI Corp. common stock at the time of the Change in Control and (b) the target price for the applicable year, provided that for any year for which a target price has not been established, the target price shall be $1.00 higher than the previous year.

     (4) If a Participant's employment is terminated other than for cause (as defined in any employment agreement between the Participant and the Company, if the same is in effect, or otherwise in the OMI Corp. Separation Allowance Program) or due to death, long term disability or retirement prior to the end of a Performance Year, the Participant or the

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          Participant's  beneficiary  shall be  entitled  to  receive a PRO RATA portion of the award that would have been received had the Participant been active for the full year.